EXHIBIT 99

                                 Press Release


                           GUARANTY BANCSHARES, INC.
                     SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                      FIRST AMERICAN FINANCIAL CORPORATION

MT. PLEASANT, TEXAS (April 23, 1999) -- Guaranty Bancshares, Inc. (Nasdaq:GNTY) today announced that it has signed a definitive agreement to acquire privately held First American Financial Corporation for $6.9 million in common stock and cash.

First American Financial Corporation, headquartered in Sulphur Springs, Texas is a bank holding company for First American Bank N.A. and First American Mortgage, Co. and operates banks in the communities of Sulphur Springs, Texas and Commerce, Texas. At the end of March 1999, First American Financial Corporation had $62.9 million in total assets, $39.8 million in loans, and $57.0 million in deposits.

"We are pleased to be in partnership with First American as co-owners dedicated to community banking, and focused on personal service and relationships," said Art Scharlach, president of Guaranty Bancshares. "Not only will this transaction allow us to further penetrate our target, the Northeast Texas market, it will also move us a step closer to achieving our desired efficiency objectives and have an immediate positive effect on earnings.

Rusty Jones, a 25 year veteran of Guaranty Bancshares, serving the last two years as Executive Vice President of Guaranty Bank (the operating unit of Guaranty Bancshares), will oversee the additional locations as President. "The merger of these two banks with Guaranty Bank is very exciting to my family and me. We are looking forward to meeting new people and becoming part of the Sulphur Springs community," Jones said.

"Rusty has spent a quarter century with our community-based banking system, and this experience will serve these communities well, as he will have local decision-making authority. We have used this policy throughout our system because it allows our banks to respond better to community needs," added Scharlach.

Scharlach stated, "Guaranty continues to expand its Northeast Texas customer base as assets increased $37.2 million or 14.9% in the last twelve months to $284.5 million and deposits increased $28.6 million or 12.7% to $253.7 million for the same period. We continue to execute an aggressive growth strategy, including acquisitions and adding new locations in our regional markets."

After completion of this acquisition, Guaranty Bancshares, Inc. will have a total of 10 locations in Northeast Texas including Mt. Pleasant (two offices), Bogata, Deport, Paris, Talco, Texarkana, Pittsburg, Sulphur Springs, and Commerce.

This information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ includes, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

For more information about Guaranty Bancshares, Inc., please access the Company's new web site at http://www.gnty.com.


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